Exhibit 14.1

CODE OF CONDUCT
James River Group Holdings, Inc. and its subsidiaries (the “Company”) are committed to conducting its business in compliance with the law and the highest ethical standards. As part of this commitment, the Company requires compliance with this Code of Conduct (the “Code”) by all of its directors, officers and employees. In addition, all directors, officers and employees are subject to the Company’s Employee Handbook (as amended from time to time) and the policies and procedures referenced therein.
Each individual covered by this Code will, in connection with their activities related to or on behalf of the Company:
•Comply with (i) applicable laws, rules, standards and regulations of federal, state, provincial and local governments, and other appropriate public or private regulatory, listing and standard-setting agencies, and (ii) the Company’s Employee Handbook.
•Not disclose Confidential Information, whether about the Company or its affiliates, its customers, suppliers or employees, to anyone outside of the Company who is not subject to confidentiality obligations or to any individual within the Company who does not have a need to know such information. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, database information services, customer lists and customers, markets, computer software (in object code or source code form), developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information. Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of a director, officer or employee or of others who were under confidentiality obligations as to the item or items involved. Consistent with the Company’s Whistleblower Policy, nothing in this paragraph is intended to, and it does not, prohibit or restrict any director, officer or employee from communicating with, cooperating with, or providing information to any governmental agency or regulatory authority, including making reports of possible misconduct or violations of law, or from making other disclosures protected under applicable law.
•Engage in honest and ethical conduct, including ensuring there are no actual or apparent conflicts of interest between his or her personal affairs and relationships and his or her professional responsibilities to the Company, and promptly report to their supervisor any transaction or relationship that could be expected to give rise to an actual or apparent conflict of interest in accordance with the Company’s Conflict of Interest Policy.
•Promote full, fair, timely, accurate and understandable disclosures in the various reports and other documents that the Company files with the U.S. Securities and Exchange Commission and in other public communications made by the Company, as well as communications with insurance and other regulators.

•Promote ethical and honest behavior within the Company and its subsidiaries and affiliates.
•Promptly report any possible violation of this Code to the Company’s designated hotline at (855) 662-0131. No individual will be subject to retaliation because of a good faith report of a suspected violation.
Any waiver of this Code for a director, executive officer or senior financial officer, or any amendment of this Code, may only be made by the Board or the appropriate committee of the Board. Any such waiver will be promptly disclosed in accordance with applicable laws, rules and regulations. All related party transactions, as defined in the Company’s Related Party Transactions Policy & Procedures, must be approved by the Company’s Audit Committee or another body of the Board of Directors in accordance with such policy and procedures.
Any individual violating this Code will be subject to discipline, up to and including termination of employment.
This Code is intended to be the Company’s Code of Ethics for Senior Financial Officers pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the U.S. Securities and Exchange Commission, as well as its Code of Conduct required under Rule 5610 of the NASDAQ Listing Rules.
2